As filed with the Securities and Exchange Commission on August 15, 2008

United States
Securities and Exchange Commission

Washington, D.C. 20549

Form S-8

Registration Statement

Under

The Securities Act of 1933

PROSPECT MEDICAL HOLDINGS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	33-0564370
(State or other jurisdiction of	(IRS Employer
incorporation or organization)	Identification No.)

10780 Santa Monica Blvd., Suite 400

Los Angeles, CA 90025

(Address of principal executive offices)

Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan

(Full title of the plan)

SAMUEL S. LEE

Prospect Medical Holdings, Inc.

10780 Santa Monica Blvd., Suite 400

Los Angeles, CA 90025

(Name and address of agent for service)

(310) 943-4500

(Telephone number, including area code, of agent for service)

Copies of communications to:

J. BRAD WIGGINS, ESQ.

Theodora Oringher Miller & Richman PC

2029 Century Park East, 6th Floor

Los Angeles, California 90067

(310) 557-2009

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “Large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
Title of securities	Amount to	offering price	aggregate	Amount of
to be registered	be registered(1)	per share	offering price	registration fee
Common Stock(2)	4,000,000 shares	$2.45	$9,800,000	$385.14

(1)                                  Amount to be registered consists of an aggregate of 4,000,000 shares of Common Stock to be issued pursuant to the grant or exercise of awards to participants under the Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan (the “Plan”). Pursuant to Rule 416 under the Securities Act of 1933, this registration statement also covers an indeterminate number of additional shares of Common Stock that may become issuable in accordance with the adjustment and anti-dilution provisions of the Plan.

(2)                                  Determined in accordance with Rules 457(c) and 457(h) under the Securities Act of 1933, the offering price and registration fee were calculated based on the average of the high and low prices of the Company’s Common Stock as reported by the American Stock Exchange on August 13, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents constituting Part I of this registration statement have been omitted from this registration statement and will be sent or given to participants in the Plan as provided in Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents filed by the registrant pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated herein by reference:

(a)                                  The registrant’s annual report on Form 10-K for the year ended September 30, 2007, filed on June 2, 2008;

(b)                                 The registrant’s quarterly report on Form 10-Q for the period ended December 31, 2007, filed on June 9, 2008;

(c)                                  The registrant’s quarterly report on Form 10-Q for the period ended March 31, 2008, filed on June 16, 2008;

(d)                                 The registrant’s quarterly report on Form 10-Q for the period ended June 30, 2008, filed on August 12, 2008;

(e)                                  The registrant’s current reports on Form 8-K and 8-K/A filed on October 9, 2007, November 14, 2007, December 21, 2007, January 22, 2008, February 1, 2008, February 19, 2008, March 6, 2008, March 25, 2008, March 25, 2008, April 1, 2008, April 17, 2008, April 22, 2008, April 30, 2008, May 8, 2008, May 16, 2008, May 22, 2008, June 5, 2008, June 6, 2008, June 13, 2008, June 16, 2008, June 17, 2008, July 3, 2008, July 11, 2008, August 6, 2008 and August 14, 2008;

(f)                                    The description of the registrant’s class of Common Stock which is registered under Section 12 of the Exchange Act, which description is set forth in Item 11 of the registrant’s Form 10 registration statement filed on April 7, 2005.

All other documents subsequently filed by the registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this registration statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this registration statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interest of Names Experts and Counsel.

Certain legal matters in connection with the issuance of the securities offered hereby will be passed upon for the registrant by Theodora Oringher Miller & Richman PC, Los Angeles, California. Attorneys employed by Theodora Oringher Miller & Richman PC hold in the aggregate 33,615 shares of Common Stock of the registrant.

Item 6. Indemnification of Directors and Officers.

Prospect Medical Holdings, Inc. is a Delaware corporation. Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145 further provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought shall determine that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Additionally, Section 145 provides that indemnification pursuant to its provisions, known as “permissive indemnification,” shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

The indemnification provided for in Sections 6.1 (third party actions) and 6.2 (action by or in the right of the corporation) of our Bylaws is substantially consistent with the permissive indemnification provisions of Section 145 of the Delaware General Corporation Law. Section 6.1 states that the right to indemnification in third party actions is a contract right between the person to be indemnified and the company.

Section 145 further provides that, to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in Section 145’s permissive indemnification provisions, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith. Section 6.3 of our Bylaws is consistent with this provision.

In any suit brought against us to enforce these indemnification rights, it shall be a defense that the person seeking indemnification has not met the applicable standard of conduct set forth in the Delaware General Corporation Law.

Section 145 provides that the indemnification provided by, or granted pursuant to, that section shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office. A similar provision is included in Section 6.6 of our Bylaws.

As authorized by Section 102(b)(7) of the Delaware General Corporation Law, our Certificate of Incorporation provides that a director of Prospect Medical Holdings, Inc. shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability for any breach of the director’s duty of loyalty to the company or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, under Section 174 of the Delaware General Corporation Law (which relates to liability of directors for unlawful dividend payments or unlawful stock purchases or redemptions), or for any transaction from which the director derived an improper personal benefit. This provision, in effect, eliminates the rights of the company and its stockholders (through stockholders’ derivative suits on the corporation’s behalf) to recover monetary damages from a director for breach of his or her fiduciary duty of care as a director, except in the situations described. In addition, the Certificate of Incorporation does not alter the liability of directors under federal securities laws, and does not limit or eliminate the rights of the company or any stockholder to seek non-monetary relief, such as an injunction or rescission, in the event of a breach in a director’s duty of care.

The Company also maintains insurance covering certain liabilities of the directors and officers of the Company and its subsidiaries, including liabilities under the Securities Act.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

See the Exhibit Index, which is incorporated herein by reference.

Item 9.  Undertakings.

The undersigned registrant hereby undertakes:

(a)                                  (1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)                                     To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)                                  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

(iii)                               To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 (“Exchange Act”) that are incorporated by reference in the registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                  To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering.  Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant included in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements.

(b)                                 That, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)                                 Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S 8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on August 15, 2008.

PROSPECT MEDICAL HOLDINGS, INC.

By:	/s/ Samuel S. Lee
Samuel S. Lee
Chairman and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Samuel S. Lee	Chairman, Chief Executive Officer and	Aug. 15, 2008
Samuel S. Lee	Director (Principal Executive Officer)

/s/ Mike Heather	Chief Financial Officer (Principal	Aug. 15, 2008
Mike Heather	Financial and Accounting Officer)

Director
Catherine Dickson

/s/ David Levinsohn	Director	Aug. 15, 2008
David Levinsohn

/s/ Kenneth Schwartz	Director	Aug. 15, 2008
Kenneth Schwartz

Director
Gene Burleson

/s/ Joel Kanter		Aug. 15, 2008
Joel Kanter	Director

/s/ Jeereddi Prasad	Director	Aug. 15, 2008
Jeereddi Prasad

/s/ Glenn Robson	Director	Aug. 15, 2008
Glenn Robson

INDEX TO EXHIBITS

4.1	Amended and Restated Certificate of Incorporation(1)

4.2	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 19, 2000(1)

4.3	Certificate of Amendment of Amended and Restated Certificate of Incorporation dated January 15, 2004(1)

4.4	Certificate of Designation of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc.(1)

4.5	Certificate of Elimination of Series A Convertible Preferred Stock of Prospect Medical Holdings, Inc.(2)

4.6	Certificate of Designation of Series B Preferred Stock of Prospect Medical Holdings, Inc.(3)

4.7	Amended and Restated Bylaws(1)

4.8	First Amendment to Amended and Restated Bylaws(1)

4.9	Second Amendment to Amended and Restated Bylaws(3)

4.10	Specimen Common Stock Certificate(1)

4.8	Prospect Medical Holdings, Inc. 2008 Omnibus Equity Incentive Plan(4)

5.1	Opinion of Theodora Oringher Miller & Richman PC

23.1	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm

23.2	Consent of Theodora Oringher Miller & Richman PC (included in Exhibit 5.1)

(1)	Previously filed as an exhibit to our Form 10 registration statement on May 27, 2004 and incorporated herein by reference.

(2)	Previously filed as an exhibit to our quarterly report on Form 10-Q on August 20, 2007 and incorporated herein by reference.

(3)	Previously filed as an exhibit to our Form 8-K current report on August 10, 2007 and incorporated herein by reference.

(4)	Previously filed as Appendix A to our definitive proxy statement filed on July 10, 2008 and incorporated herein by reference.